Exhibit 16.1

California Office: 101 Larkspur Landing Cir Suite 321 Larkspur, CA 94939 www.rbsmllp.com

April 28, 2026

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Corvex, Inc. (the "Company") Form 8-K dated April 28, 2026, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP

Larkspur, CA

New York, NY Washington, D.C. Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide